Exhibit 99.2

Contacts:

Tom Ward	317-685-7330	Investors
Ali Slocum	317-264-3079	Media

simon property group TO REDEEM

$1.65 BILLION OF SENIOR NOTES

INDIANAPOLIS, August 10, 2021 — Simon, a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), will redeem:

•	all $550 million aggregate principal amount of its outstanding 2.350% notes due January 2022 (CUSIP No. 828807DA2) (the “January 2022 Notes”),

•	all $600 million aggregate principal amount of its outstanding 2.625% notes due June 2022 (CUSIP No. 828807DB0) (the “June 2022 Notes”), and

•	all $500 million aggregate principal amount of its outstanding 2.750% notes due February 2023 (CUSIP No. 828807CN5) (the “February 2023 Notes” and, together with the January 2022 Notes and the June 2022 Notes, the “Notes”).

The redemption date for the January 2022 Notes and the June 2022 Notes will be August 25, 2021 and the redemption date for the February 2023 Notes will be September 9, 2021 (collectively, the “Redemption Dates”). The redemption price will equal 100% of the principal amount of the Notes to be redeemed and a make-whole premium calculated in accordance with the indenture governing the Notes plus accrued and unpaid interest thereon to the respective Redemption Dates.

In connection with the optional redemptions referenced above, a one-time charge of approximately $29 million, or approximately $0.08 per share, is expected to be recorded to Net Income and Funds From Operations (“FFO”) in the third quarter of 2021. The one-time charge was not included as part of Simon’s estimated Net Income and FFO per share guidance for the year ending December 31, 2021 provided on August 2, 2021.

The Bank of New York Mellon Trust Company, N.A., as Trustee and Paying Agent, is mailing a notice of redemption to all registered holders of the Notes. Additional information relating to the procedure for the redemption may be obtained by calling The Bank of New York Mellon Trust Company, N.A. at (800) 254-2826.

Forward-Looking Statements

Certain statements made in this press release may be deemed "forward–looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward–looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained, and it is possible that the Company's actual results may differ materially from those indicated by these forward–looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: uncertainties regarding the impact of the COVID-19 pandemic and governmental restrictions intended to prevent its spread on our business, financial condition, results of operations, cash flow and liquidity and our ability to access the capital markets, satisfy our debt service obligations and make distributions to our stockholders; changes in economic and market conditions that may adversely affect the general retail environment; the potential loss of anchor stores or major tenants; the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; the intensely competitive market environment in the retail industry, including e-commerce; an increase in vacant space at our properties; the inability to lease newly developed properties and renew leases and relet space at existing properties on favorable terms; our international activities subjecting us to risks that are different from or greater than those associated with our domestic operations, including changes in foreign exchange rates; risks associated with the acquisition, development, redevelopment, expansion, leasing and management of properties; general risks related to real estate investments, including the illiquidity of real estate investments; the impact of our substantial indebtedness on our future operations, including covenants in the governing agreements that impose restrictions on us that may affect our ability to operate freely; any disruption in the financial markets that may adversely affect our ability to access capital for growth and satisfy our ongoing debt service requirements; any change in our credit rating; changes in market rates of interest; the transition of LIBOR to an alternative reference rate; our continued ability to maintain our status as a REIT; changes in tax laws or regulations that result in adverse tax consequences; risks relating to our joint venture properties, including guarantees of certain joint venture indebtedness; environmental liabilities; natural disasters; the availability of comprehensive insurance coverage; the potential for terrorist activities; security breaches that could compromise our information technology or infrastructure; and the loss of key management personnel. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in subsequent other periodic reports, but except as required by law, the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.